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                                                                  EXHIBIT 10.4

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         AGREEMENT made and entered into in North Falmouth, Massachusetts, between BENTHOS, INC., a Massachusetts corporation with a usual place of business situated at 49 Edgerton Drive, North Falmouth, Massachusetts 02556 (the "Company") and JOHN L. COUGHLIN, of 130 Pine Lake Road, Duxbury, Massachusetts 02332 (the "Executive"), effective as of the 1st day of October, 1999 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, the Company and the Executive are currently parties to a certain Employment Agreement effective as of April 8, 1996 (the "Prior Employment Agreement");

         WHEREAS, the Prior Employment Agreement has a term which ends on April 7, 2000;

         WHEREAS, the Company and the Executive want to amend and restate the Prior Employment Agreement in its entirety so that this Agreement will completely set forth the terms and conditions of the employment of the Executive by the Company from and after the Effective Date; and

         WHEREAS, subject to the terms and conditions of this Agreement, the Company wants to continue the employment of the Employee and the Employee wants to be employed by the Company.

         NOW, THEREFORE, in consideration of the premises, the mutual terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby mutually agree as follows:

1.       AMENDMENT AND RESTATEMENT OF THE EMPLOYMENT AGREEMENT. Pursuant to
         Section 17 of the Prior Employment Agreement, the Prior Employment Agreement is amended in its


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         entirety and restated herein, and, as of the effective date of this
         Agreement, the Prior Employment Agreement will be null and void and all of the rights and obligations of the Company and the Executive with respect to the employment of the Executive by the Company from and after the Effective Date will be as set forth herein. The Executive hereby acknowledges that the Executive has received from the Company a Certificate of the Clerk of the Company certifying that a vote of the Board of Directors was duly adopted authorizing the amendment and restatement of the Prior Employment Agreement and the approval of this Agreement and that Stephen D. Fantone, Chairman of the Board of Directors of the Company, is authorized to execute this Agreement on behalf of the Company. The Executive also acknowledges that all of the obligations of the Company to the Executive pursuant to the Prior Employment Agreement have been fully satisfied.

2. EMPLOYMENT. The Company shall employ the Executive and the Executive will serve the Company as President and Chief Executive Officer of the Company upon the terms and conditions provided herein. In the discharge of the duties of the Executive hereunder, the Executive shall report to the Board of Directors of the Company.

3. TERM. Subject to earlier termination as hereinafter provided, the employment of the Executive hereunder shall be for a term of three (3) years, commencing on the Effective Date, and may be extended or renewed only by a written agreement executed and delivered by the Executive and an expressly authorized representative of the Company. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as "the term of this Agreement" or "the term hereof".


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4.       CAPACITY AND PERFORMANCE.

         (a) In addition to the duties set forth in Section 2 and without further compensation, the Executive shall serve as a Director of the Company if so elected or appointed from time to time.

         (b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company as may be designated from time to time by the Board of Directors of the Company.

         (c) During the term hereof, the Executive shall devote the full business time and the best efforts, business judgment, skill and knowledge of the Executive to the advancement of the business and interests of the Company and to the discharge of the duties of the Executive hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, or academic position during the term of this Agreement, except as may be approved in advance by the Board of Directors of the Company.

5. COMPENSATION AND BENEFITS. As compensation for all services performed by the Executive hereunder during the term hereof and subject to the satisfactory performance of the duties and obligations of the Executive to the Company, the compensation and benefits to be earned by the Executive pursuant to this Agreement are as follows:

         (a) BASE SALARY. During the term hereof, the Company shall pay the Executive a base salary at the rate of One Hundred Eighty-Seven Thousand ($187,000) Dollars per annum, payable in accordance with the payroll practices of the Company for its


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                  executives and subject to increase from time to time by the
                  Board of Directors, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the "Base Salary".

         (b) QUALITATIVE BONUS. Subject to the terms and conditions hereof, with respect to fiscal year 2000 of the Company, the Executive will be eligible to receive a bonus based on the satisfaction of certain criteria which will be given to the Executive by the Board of Directors (the "Qualitative Bonus"). The Qualitative Bonus, if earned, for fiscal year 2000 will be paid within sixty (60) days of the end of the fiscal year. With respect to fiscal years of the Company after fiscal year 2000, the Board of Directors of the Company in its sole discretion will determine the amount of the Qualitative Bonus and the conditions which must be satisfied by the Executive for the Executive to be eligible to receive a Qualitative Bonus. Upon the payment of any Qualitative Bonus by the Company to the Executive, the Company will provide to the Executive a written explanation of the factors considered by the Company in awarding the Qualitative Bonus. Notwithstanding any other provision contained in this Agreement, the Executive will only be eligible for a Qualitative Bonus if the Executive is not in breach of this Agreement at the time such Qualitative Bonus is to be paid. In all events, any issues which may arise between the Company and the Executive with respect to the Qualitative Bonus shall be resolved by the Board of Directors of the Company in its sole discretion.

         (c) QUANTITATIVE BONUS. Subject to the terms and conditions hereof, the Executive will be eligible to receive a bonus based on the amount of operating income earned by

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                  the Company in the 2000 fiscal year of the Company (the
                  "Quantitative Bonus"). The Quantitative Bonus with respect to fiscal year 2000 will be computed by adding the sum of (i) one and two tenths (1.2%) per cent of the operating income of the Company for fiscal year 2000 up to a maximum of Two Million ($2,000,000) Dollars of operating income of the Company, plus
                  (ii) one (1%) per cent of the operating income of the Company for fiscal year 2000 which exceeds Two Million ($2,000,000) Dollars. The Quantitative Bonus for fiscal year 2000 will be paid within sixty (60) days after the end of the fiscal year. For fiscal years of the Company after fiscal year 2000, the Board of Directors of the Company in its sole discretion will establish the formula by which any Quantitative Bonus will be earned by the Executive during the remainder of the term of this Agreement. Notwithstanding any other provision contained in this Agreement, the Executive will not be eligible for a Quantitative Bonus unless the Executive is employed by the Company and is not in breach of this Agreement on the date on which any Quantitative Bonus is to be paid. In all events, any issues which may arise between the Company and the Executive with respect to the Quantitative Bonus shall be resolved by the Board of Directors of the Company in its sole discretion.

         (d) PRORATION In the event this Agreement is terminated as a result of: (i) the death of the Executive pursuant to Section 6(a), (ii) the disability of the Executive pursuant to Section 6(b), (iii) by the Company for other than for cause pursuant to Section 6(d), or (iv) upon a Change of Control pursuant to
                  Section 6(e), then the Qualitative Bonus and the Quantitative Bonus will be prorated as of the date of termination of employment of the Executive.

         (e) OTHER BENEFITS. The Executive will be entitled to such annual vacation as shall be agreed upon between the Executive and the Board of Directors of the Company as well as any fringe benefits and perquisites that may from time to time be afforded generally to senior executive officers of the Company. Without limiting the generality of the foregoing, the Executive shall be entitled to participate in or receive benefits under any 401(k) plan, pension plan, employee stock ownership plan, retirement plan, life insurance, disability insurance, health and accident plan or other arrangement made available by the Company now or in the future, generally to the senior executive officers of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and of the terms of this Agreement.

         (f) EXPENSES. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company or any Committee thereof) in the performance of the duties of the Executive hereunder, provided such expenses are properly accounted for in accordance with the policies of the Company.

         (g) TAXES. All payments to the Executive pursuant to this Agreement shall be subject to all applicable federal, state and local withholding payroll and other taxes.

6. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS. Notwithstanding the provisions of Section 3 above, the employment of the Executive hereunder shall terminate prior to the

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         expiration of the term of this Agreement under the following circumstances:

         (a) DEATH. In the event of the death of the Executive during the term hereof, the employment of the Executive hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the estate of the Executive any earned and unpaid Base Salary and any Qualitative Bonus or Quantitative Bonus shall be prorated through the date of death of the Executive.

         (b) DISABILITY. The Company may terminate the employment of the Executive hereunder in the event the Executive becomes disabled during the term hereof due to any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the duties and responsibilities of the Executive hereunder on a full time basis, for either (i) ninety (90) consecutive days, (ii) one hundred twenty (120) days cumulatively within any twelve (12) month period, or (iii) if in the opinion of a duly licensed physician the same is likely to occur. At the request of the Company the Executive shall submit to a medical examination by a physician selected by the Company to whom the Executive, or the duly appointed guardian of the Executive, if any, has no reasonable objection. If the Executive shall refuse to submit to such medical examination, then the determination of disability of the Executive by the Board of Directors shall be conclusive. During any period of disability of the Executive, the Board of Directors may designate another employee to act in the place of the Executive. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary to the extent permitted by the then applicable benefit plans,

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                  until the Executive becomes eligible for any disability income benefits under the disability income plan of the Company or the termination of the employment of the Executive, whichever shall first occur. While receiving disability income payments under any disability income plan of the Company, the Executive shall not be entitled to receive any Base Salary, Qualitative Bonus or Quantitative Bonus, but shall continue to participate in Company benefit plans under Section 5(e) hereof as long as the terms of such plans allow such participation by the Executive until the termination of the Employment of the Executive. The Executive hereby acknowledges that the termination of the Executive under this Section 6(b) does not violate the so-called Americans with Disabilities Act, the Family and Medical Leave Act or similar state statutes.

         (c) BY THE COMPANY FOR CAUSE. The Company may, immediately and unilaterally, terminate the Executive's employment hereunder "for cause" at any time during the term of this Agreement without prior written notice to the Executive. Termination of the Executive's employment by the Company shall constitute a termination "for cause" under this Section 6(c) if such termination, as determined by the Board of Directors, is for one or more of the following causes:

                  (i) Willful failure of the Executive to perform (other than by reason of disability under Section 5(b), or gross negligence in the performance of, the duties and responsibilities of the Executive to the Company which results in demonstrable monetary harm to the Company;

                  (ii) The commission by the Executive of any act or acts of dishonesty, a breach


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                           of fiduciary duty, a material breach of the terms of
                           this Agreement or any other agreement between the Executive and the Company, or a material violation of the written or established rules and policies of the Company as such rules and policies may from time to time be amended or modified by the Company;

                  (iii) The commission by the Executive of an act of fraud or embezzlement;

                  (iv) The conviction by the Executive of, or plea of no contest for, any felony;

                  (v) The commission of an act by the Executive which constitutes unfair competition or a conflict of interest with the Company or which induces any customer, vendor, contractor, or affiliate or any prospective customer, vendor, contractor or affiliate of the Company to breach a contract with the Company or not to enter into a contract with the Company; or

                  (vi) The commission of an act by the Executive which constitutes a willful violation of the federal or state securities laws.

         In the event of a termination "for cause" pursuant to any of the provisions of clauses (i) through (vi) above, inclusive, the Executive shall not be entitled to any severance or other termination benefits under this Agreement. The Executive will be paid any earned and unpaid Base Salary as of the termination date.

         (d)      BY THE COMPANY OTHER THAN FOR CAUSE.

                  (i) The Company may terminate the Executive's employment under this Agreement at any time without cause upon thirty (30) days written notice to the Executive or payment in lieu thereof if the Company elects to accelerate the Executive's departure date. For the purposes hereof, if the Executive is not then in breach of this Agreement, and this Agreement is in effect on the last day of the term hereof, then a failure of the Company to extend or renew this Agreement, or to establish an agreement that is comparable to this Agreement, shall be deemed to be a termination other than for cause. For the purposes hereof, an agreement that provides the Executive with compensation approximately in the amount of the Base Salary hereunder for at least one year shall be deemed to be a "comparable" agreement. Subject to the provisions of Section 6(f), if the Executive is terminated by the Company other than for cause, the Company shall pay the Executive severance compensation as described in Section 6(d) (ii) below.

                  (ii) In the event the Company exercises its right to terminate the Executive under this Section 6(d)(ii), the Company shall: (i) pay the Executive a severance payment equal to eighteen (18) months' Base Salary at the Executive's then current Base Salary, payable over eighteen (18) months in accordance with the Company's payroll practices and (ii) if the Executive is eligible for, and chooses to elect health insurance continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), pay the same portion of the premium payments of the Executive as were being paid by the Company prior to termination under COBRA for a period of either (i) eighteen (18) months, or (ii) until the Executive receives comparable health insurance from another employer,


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                           whichever shall first occur. In addition, the Company
                           shall provide the Executive with up to six (6) months of outplacement services not to exceed a value of $25,000.

         (e)       UPON A CHANGE OF CONTROL.

                  (i) If a Change of Control occurs and, within one (1) year following such Change of Control, the Company terminates the Executive's employment Other Than for Cause as defined in Section 6 (d) hereof, then and subject to the provisions of Section 6 (d) (i), the Company shall pay the Executive, within ten (10) business days of such termination, a lump sum payment equal to twice the then annual Base Salary of the Executive and if the Executive is eligible for, and chooses to elect health insurance continuation in accordance with the COBRA, pay the same portion of the premium payments of the Executive as were being paid by the Company prior to termination under COBRA for a period of eighteen (18) months, or until the Executive receives comparable health insurance from another employer, whichever shall first occur. In addition, the Company shall provide the Executive with up to twelve (12) months of outplacement services not to exceed a value of $25,000.

                  (ii) Notwithstanding the foregoing or any other provision of this Agreement, the payments and benefits to which the Executive would be entitled pursuant to Section 6(e) as a result of a Change of Control shall be reduced to the maximum amount for which the Company will not be limited in its


                                       11


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                           deduction pursuant to Section 280G of the Internal
                           Revenue Code of 1986, as amended, or any successor provision.

                  (iii) A Change of Control shall be deemed to take place if at any time during the term hereof: (A) any Person or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than the Company or any of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities representing fifty (50%) percent or more of the total number of votes that may be cast for the election of directors of the Company and two-thirds (2/3) of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this
                           Section 6(e) if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; (B) any merger or consolidation involving the Company or any sale or other transfer of all or substantially all of the assets of the Company, or any combination of the foregoing, and two-thirds of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this Section 6(e) if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; or (C) within twelve (12) months


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                           after a tender offer or exchange offer for voting
                           securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

         (f) THE COMPANY'S OBLIGATION TO PROVIDE SEVERANCE COMPENSATION. The severance payments and compensation set forth in Sections 6 (c), (d) and (e) shall be payable in conformity with the Company's payroll practices for the Executive's compensation as such practices may be modified from time to time and shall be subject to all applicable federal, state and local withholding, payroll and other taxes; PROVIDED, HOWEVER, if the Executive breaches the noncompetition or nonsolicitation obligations under Section 7 hereof, or if the Executive breaches the obligations of the Executive between the Executive and the Company set forth herein, the Company may immediately cease payment of all severance and/or benefits described in this Agreement. This cessation of severance and/or benefits shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction. The Executive hereby acknowledges that the Company would suffer irreparable harm if the Executive violates the noncompetition or nonsolicitation obligations under Section 7 hereof or if the Executive breaches the obligations hereunder and accordingly the Executive hereby agrees that the Company shall be entitled to preliminary and permanent injunctive relief. The Executive acknowledges that the Company shall not have any further obligations


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                  to the Executive in the event of Executive's termination under
                  Sections 6 (c), (d) or (e) except such further obligations as may be imposed by law.

                           The Executive further acknowledges and agrees that
                  the obligation of the Company to pay severance compensation to the Executive under this Agreement is contingent upon the Executive executing and delivering, all in form and substance satisfactory to the Company: (i) if the Executive is then a member of the Board of Directors of the Company, a resignation from the Board of Directors of the Company; (ii) a comprehensive general release of the Company by the Executive;
                  (iii) a resignation as Chief Executive Officer and President of the Company and any other office the Executive may hold with the Company; and (iv) satisfactory evidence to the Company that the Executive has returned all property, confidential information and documents of the Company to the Company. The Executive acknowledges and agrees that the post-termination obligations set forth in Sections 7(a), 7(b) and 7(c) shall survive the termination of this Agreement whether or not the Executive signs the release or provides the resignations described in this Section.

7.       NON-COMPETITION; NON-SOLICITATION.

         (a) NON-COMPETITION. During the period of the Executive's employment by the Company and for two (2) years after the Executive's employment terminates. The Executive shall not, alone or as a partner, joint venturer, officer, director, employee, agent, consultant, stockholder or investor of any company or business organization, engage in any business activity and/or accept employment with any

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                  person or entity, which is directly or indirectly in
                  competition with the products or services under consideration (which consideration can be reasonably demonstrated) being developed, drafted, manufactured, marketed, distributed, planned, sold or otherwise provided by the Company. Notwithstanding the foregoing, the record or beneficial ownership by the Executive of one (1%) per cent or less of the outstanding publicly traded capital stock of any such company shall not be deemed, in and of itself, to be in violation of this Section 7; PROVIDED, HOWEVER, that the Executive is not a partner, joint venturer, officer, director, employee, agent, independent contractor or consultant of such company.

         (b) CUSTOMER SOLICITATION. The Executive shall not, directly or indirectly, for himself or on behalf of others, during the Executive's employment by the Company and for a period of two
                  (2) years after the Executive's employment terminates, solicit, divert, attempt to divert, accept the business of, or enter into any business relationship, involving activities competitive with the Company, with any former or current clients, customers, suppliers, contractors or affiliates of the Company made known to him during his employment, or in any way interfere with or disrupt any existing relationship between the Company and any of its clients, customers, suppliers, vendors, contractors or affiliates or others with whom the Company transacts business.

         (c) EMPLOYEE SOLICITATION. The Executive shall not, directly or indirectly, for himself or on behalf of others, during the Executive's employment by the Company and for a period of two
                  (2) years after the Executive's employment terminates, hire, attempt to hire, or knowingly permit any company or business organization by which the Executive is employed or which is directly or indirectly controlled by the Executive, to employ any employee of the Company or any employee who has left the employment of the Company within six (6) months of such employee's termination, or in any manner seek to solicit or induce any employee to leave his or her employment with the Company or otherwise assist in the recruitment of any such person.

         (d) NONCOMPETITION/NONSOLICITATION. In the event that the Executive's employment terminates because the term of this Agreement expires or is otherwise not renewed, it is agreed and understood that the Executive will be bound by the noncompetition and nonsolicitation obligations pursuant to
                  Section 7 hereof.

8. ENFORCEMENT OF COVENANTS. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Executive by
         Section 7 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and that such restraints are reasonable in respect to subject matter, length of time, and geographic area. The Executive further acknowledges that, were the Executive to breach any of the covenants contained in
         Section 7 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to the Company in law or in equity, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants without posting bond. The Executive and the Company further agree

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         that, if one or more of the clauses contained in Section 7 shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

9. ARBITRATION. Any dispute, controversy or claim arising out of, in connection with, or relating to the performance of this Agreement shall be settled by arbitration in the City of Boston, Massachusetts, before a single arbitrator pursuant to the rules then in effect of the American Arbitration Association. The fees and expenses of the arbitrator shall be borne equally by the Executive and the Company. Any award shall be final, binding and conclusive upon the Executive and the Company and the judgment rendered thereon may be entered in any court having jurisdiction thereof. This Section 9 will not preclude or affect in any manner the rights of the Company to equitable relief pursuant to
         Section 8 of this Agreement.

10. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the obligations of the Executive hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of the Executive hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without the consent of such third party.

11. ASSIGNMENT. The Executive acknowledges that the services to be rendered by the

         Executive hereunder are unique and personal in nature. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

12. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each such portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at the last known address of the Executive on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board of Directors, or to such other address as either party may specify by notice to the other, with a copy to John T. Lynch, Esq., Davis, Malm & D'Agostine, P.C., One

         Boston Place, 37th Floor, Boston, Massachusetts 02108.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment, including the Executive's salary, bonus, or other compensation of any description, equity participation, pension, post-retirement benefits, severance or other remuneration, except for a certain Employee's Patent Agreement with Benthos, Inc., dated April 8, 1996 between the Company and the Executive, and a certain Incentive Stock Option Agreement, dated as of April 8, 1996 between the Company and the Executive, both of which shall remain in full force and effect.

16. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company who is authorized by a vote of the Board of Directors of the Company to execute such amendment or modification on behalf of the Company.

17. HEADINGS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19. GOVERNING LAW. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principals thereof, and this Agreement shall be


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


         deemed to be performable in Massachusetts. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced or maintained in any state or federal court located in Massachusetts, and the Executive hereby submits to the jurisdiction and venue of any such court. The Executive hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

COMPANY:                             BENTHOS, INC.

                                     By: STEPHEN D. FANTONE
                                         ---------------------------------------
                                           Stephen D. Fantone
                                           Chairman of the Board of Directors on
                                           Behalf of the Board of Directors

Executive:                           JOHN L. COUGHLIN
                                     -------------------------------------------
                                     John L. Coughlin




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